                                                                                          News Release

FOR IMMEDIATE RELEASE:

CONTACT:        Sandra K. Vollman
                Chief Financial Officer
                U.S. Can Corporation
                (630) 678-8000

                                        U.S. CAN REPORTS THIRD QUARTER RESULTS

Lombard, IL, November 4, 2003 - U.S. Can reported net sales of $204.5 million for its third quarter ended September 28, 2003 compared to $205.5 million for the corresponding period of 2002.  The decrease is primarily attributable to volume decreases in its domestic businesses, partially offset by a positive foreign currency impact on sales made in Europe.  For the first nine months of 2003, net sales increased to $613.7 million from $595.1 million for the same period in 2002 primarily due to a positive foreign currency impact on sales made in Europe, partially offset by decreased domestic volumes.

         For the third quarter, U.S. Can reported gross income of $20.7 million (10.1% to sales), compared to $19.8 million (9.6% to sales) in 2002.  For the nine months ended September 28, 2003 gross income increased to $66.8 million (10.9% to sales) from $61.7 million (10.4% to sales) for the first nine months of 2002.  Gross profit margin was positively impacted by operating efficiencies realized from its restructuring and other cost reduction programs.  These positive impacts were partially offset by domestic volume decreases and the negative impact of production inefficiencies in our International operations.  The Company has continued to reduce inventory, and reported lower inventory levels than September 2002 and December 2002, both on an as-reported basis and a constant dollar basis.  Inventory also declined from second quarter 2003 levels.

         Selling, general and administrative expenses were $0.5 million lower than the same quarter last year and $1.4 million lower for the year-to-date period primarily due to positive results from Company-wide cost savings programs.

         During the third quarter of 2003, the Company recorded a credit of  $0.8 million of Special Charges.  The credit is the result of a reassessment of a prior restructuring program net of a charge for position elimination costs at May Verpackungen.  Year to date Special Charges were $0.8 million.

         Third quarter 2003 interest expense was $14.6 million as compared to $12.2 million for the third quarter of 2002, and $40.9 million and $38.0 million for the 2003 and 2002 year to date periods, respectively.  2003 interest expense reflects the July 22, 2003 issuance of $125 million of 10 7/8% Senior Secured Notes due 2010 and the use of the proceeds to prepay $70.0 million of term loans and the reduction of borrowings under the revolving credit facility by $55.0 million.  The repayments under the revolving credit facility did not reduce the $110.0 million amount available for borrowings under the facility.  The Notes are secured, on a second priority basis, by substantially all of the collateral that currently secures the Company's Senior Secured Credit Facility.

         Bank financing fees for the third quarter of 2003 were $2.5 million as compared to $1.0 million for the third quarter of
2002, and $4.5 million and $3.0 million for the 2003 and 2002 year to date periods, respectively.  The 2003 increases are due to $1.2 million of fees incurred and expensed by the Company to amend its Senior Secured Credit Facility in connection with the above transactions.  In addition, the Company has or will incur approximately $6.4 million of fees and expenses related to the offering and senior secured credit facility amendment which will be amortized over the life of the applicable borrowings.  The amortization of these fees and all other deferred financing fees is included in Bank Financing Fees.

         Income tax benefit was $0.2 million for the third quarter of 2003 versus $2.6 million for the third quarter of 2002.  For the first nine months of 2003, income tax expense was $2.7 million versus an income tax benefit of $4.5 million for the first nine months of 2002.  During the fourth quarter of 2002, the Company recorded a valuation allowance as it could not conclude that it is
"more likely than not" that all of the deferred tax assets of certain of its foreign operations will be realized in the foreseeable future.  Accordingly, in 2003 the Company did not record an income tax benefit related to losses of those operations.

         The net loss before preferred stock dividends was $4.3 million for the quarter ended September 28, 2003 compared to a net loss of $5.2 million for the quarter ended September 29, 2002.  The net loss before preferred stock dividends on a year-to-date basis for 2003 was $9.3 million compared to $26.8 million for the same period of 2002.  The year-to-date 2002 net loss includes the
Company's non-cash goodwill impairment charge of $18.3 million recorded in the fourth quarter of 2002, retroactive to the first quarter of 2002.

         Earnings before interest, taxes, depreciation, amortization, special charges relating to our restructurings and certain other charges and expenses, as defined under the terms of our Senior Secured Credit Facility ("Credit Facility EBITDA") was $20.5
million for the third quarter of 2003, an improvement of $1.2 million versus the third quarter of 2002.  Year-to-date Credit Facility
EBITDA was $64.6 million for 2003, an increase of $5.8 million versus the same period of 2002.  The Company considers Credit Facility
EBITDA to be a useful measure of its current financial performance and its ability to incur and service debt.  In addition, Credit
Facility EBITDA is a measure used to determine the Company's compliance with its Senior Secured Credit Facility.  The most directly comparable GAAP financial measure to Credit Facility EBITDA is net loss from operations before cumulative effect of accounting change.  Below is a quantitative reconciliation of the loss from operations before cumulative effect of accounting change to Credit
Facility EBITDA.
                                                     3rd Quarter                        YTD
                                            ------------------------------ -------------------------------
                                                 2003           2002            2003           2002
                                            ------------------------------ -------------------------------
                                                                    (in millions)
Net Loss Before Cumulative Effect of
Accounting Change                             $      (4.3)   $      (5.2)    $      (9.3)   $      (8.5)

Plus:  Income Tax Provision                          (0.2)          (2.6)            2.7           (4.5)
Plus:  Interest Expense                              14.6           12.2            40.9           38.0
Plus:  Bank Financing Fees                            2.5            1.0             4.5            3.0
Plus:  Depreciation and Amortization                  8.6            8.7            24.9           24.3
Plus:  Special Charges                               (0.8)           5.1             0.8            5.1
Plus:  Other Add-backs as Specified in
        Lending Agreement                             0.1            0.1             0.1            1.4
                                            ------------------------------ -------------------------------

Credit Facility EBITDA                        $      20.5    $      19.3     $      64.6    $      58.8
                                            ============================== ===============================

         At September 28, 2003, $39.6 million had been borrowed under the $110.0 million revolving loan portion of the Senior Secured
Credit Facility.  Letters of Credit of $11.6 million were also outstanding securing the Company's obligations under various insurance programs and other contractual agreements.  In addition, the Company had $10.0 million of cash and cash equivalents at quarter end.
The Company is in the process of renegotiating certain credit facilities of May Verpackungen.

         U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Certain statements in this release constitute "forward-looking statements" within the meaning of the Federal securities laws.  Such statements involve known and unknown risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release.  By way of example and not limitation and in no particular order, known risks and uncertainties include our substantial debt and ability to generate sufficient cash flow to service this debt; the timing and cost of plant closures; the level of cost reduction achieved through restructuring; the success of new technology; the timing of, and synergies achieved through, integration of acquisitions;
changes in market conditions or product demand; loss of important customers or volume; downward product price movements; changes in raw material costs and currency fluctuations.  In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

                                                                 # # #
                                                        http://www.uscanco.com

                                                    U.S. CAN CORPORATION
                                                  STATEMENTS OF OPERATIONS
                                                        (Unaudited)
                                                   (Dollars in Thousands)

                                                          For the Three Months Ended          For the Nine Months Ended
                                                       ----------------------------------------------------------------------
                                                        September 28,    September 29,   September 28, 2003  September 29,
                                                             2003             2002                               2002
                                                       ----------------------------------------------------------------------

Net Sales                                               $    204,508     $    205,474     $    613,710      $    595,136

Cost of Goods Sold                                           183,783          185,674          546,931           533,475
                                                       ----------------------------------------------------------------------

Gross Income                                                  20,725           19,800           66,779            61,661

Selling, General and Administrative Expenses                   8,829            9,373           27,166            28,571

Special Charges                                                 (791)           5,071              830             5,071
                                                       ----------------------------------------------------------------------

Operating Income                                              12,687            5,356           38,783            28,019

Interest Expense                                              14,643           12,122           40,876            37,942

Bank Financing Fees                                            2,507            1,014            4,535             3,037
                                                       ----------------------------------------------------------------------

Income (Loss) From Operations Before Income Taxes             (4,463)          (7,780)          (6,628)         (12,960)

Provision (Benefit) for Income Taxes                            (167)          (2,551)           2,707           (4,473)
                                                       ----------------------------------------------------------------------

Net Loss Before Cumulative Effect of Accounting Change        (4,296)          (5,229)          (9,335)          (8,487)

Cumulative Effect of Accounting Change, net of tax               -                -                -            (18,302)
                                                       ----------------------------------------------------------------------

Net Loss Before Preferred Stock Dividends                     (4,296)         (5,229)          (9,335)          (26,789)

Preferred Stock Dividends                                     (3,485)         (3,158)         (10,131)           (9,213)
                                                       ----------------------------------------------------------------------

     Net Loss                                           $     (7,781)  $      (8,387)  $      (19,466)    $     (36,002)
                                                       ======================================================================

                                             U.S. CAN CORPORATION
                                                BALANCE SHEETS
                                AS OF SEPTEMBER 28, 2003 AND DECEMBER 31, 2002
                                                  (Unaudited)
                                            (Dollars in Thousands)

                                                                      September 28,           December 31,
                                                                           2003                   2002
                                                                  ----------------------------------------------
ASSETS

Current Assets                                                     $        238,974       $        229,607

Property, Plant and Equipment                                               233,296                241,674

Noncurrent Assets                                                           109,638                107,545
                                                                  ----------------------------------------------

Total Assets                                                       $        581,908       $        578,826
                                                                  ==============================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                                $        174,863       $        185,084

Long-Term Debt                                                              533,756                523,529

Long-Term Liabilities                                                        81,986                 80,926

Preferred Stock                                                             143,265                133,133

Stockholders' Equity                                                       (351,962)              (343,846)
                                                                  ----------------------------------------------

Total Liabilities and Stockholders' Equity                         $        581,908       $        578,826
                                                                ==============================================